T-3 Energy Services, Inc. Announces Disposition of 4.5 Million Shares
by First Reserve Fund VIII, L.P.
HOUSTON, TEXAS (PRIMEZONE WIRE) – November 30, 2006. T-3 Energy Services, Inc. (“T-3”) (NASDAQ:TTES – News) today announced that First Reserve Fund VIII, L.P. (“First Reserve Fund VIII”) sold 4,500,000 shares of common stock of T-3 in a series of block trades. First Reserve Fund VIII, which first capitalized T-3 in 2000, is managed by First Reserve Corporation (“First Reserve”), a private equity firm specializing in the energy industry. Prior to the sale, First Reserve beneficially owned approximately 84.8% of T-3’s outstanding common stock through First Reserve Fund VIII. Following the sale, First Reserve beneficially owns approximately 44.3% of T-3’s common stock.
Gus D. Halas, Chairman, President and Chief Executive Officer of T-3 said, “First Reserve has been an excellent strategic partner for the past 6 years. We value our relationship with First Reserve, which has been very supportive of T-3 and its business. After the sale transaction, First Reserve remains our largest stockholder. We believe the increased public float in our common stock created by the sale and resulting enhanced liquidity in our shares will benefit all of T-3’s stockholders.”
This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of T-3’s securities in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A written prospectus relating to the resale of T-3’s common stock by First Reserve Fund VIII meeting the requirements of Section 10 of the Securities Act of 1933 will be filed with the Securities and Exchange Commission and may be obtained, when available, by contacting T-3 Energy Services, Inc., 7135 Ardmore, Houston, Texas 77054; Attention: Corporate Secretary, telephone number: (713) 996-4110.
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:	T-3 Energy Services, Inc. Michael T. Mino, Vice President and Chief Financial Officer 713-996-4110 mmino@t3es.com